UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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☐	Soliciting Material under §240.14a-12

The Walt Disney Company
(Name of Registrant as Specified In Its Charter)

Blackwells Capital LLC
Blackwells Onshore I LLC
Jason Aintabi
Craig Hatkoff
Leah Solivan
Jessica Schell
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 28, 2024, Blackwells Onshore I LLC filed a complaint with the Court of Chancery of the State of Delaware against The Walt Disney Company (the “Company”). Blackwells Onshore I LLC (together with Blackwells Capital LLC, “Blackwells”) alleges that the Company has improperly refused to allow Blackwells to inspect the Company’s books and records. A copy of the complaint is attached hereto as Exhibit 1.

On March 29, 2024, Blackwells posted a copy of the complaint and made other updates to its campaign website, www.TheFutureOfDisney.com. Copies of the updated materials are filed herewith as Exhibit 2.

Certain Information Concerning Participants

Blackwells Onshore I LLC, Blackwells Capital LLC, Jason Aintabi, Craig Hatkoff, Jessica Schell and Leah Solivan (collectively, the “Participants”) are participants in the solicitation of proxies from the shareholders of the Company for the 2024 Annual Meeting of Shareholders (the “Annual Meeting”). On February 6, 2024, the Participants filed with the U.S. Securities and Exchange Commission (the “SEC”) their definitive proxy statement and accompanying GREEN Proxy Card in connection with their solicitation of proxies from the shareholders of the Company for the Annual Meeting. ALL SHAREHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING GREEN PROXY CARD AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS, AS THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS IN THE COMPANY, BY SECURITY HOLDINGS OR OTHERWISE. The definitive proxy statement and an accompanying GREEN proxy card will be furnished to some or all of the Company’s shareholders and are, along with other relevant documents, publicly available at no charge on the SEC’s website at http://www.sec.gov/. In addition, the Participants will provide copies of the definitive proxy statement without charge, when available, upon request. Requests for copies should be directed to Blackwells Onshore I LLC.

Exhibit 1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

BLACKWELLS ONSHORE I LLC,	)
)
Plaintiff,	)
)
v.	) C.A. No. __________
)
THE WALT DISNEY COMPANY,	)
)
Defendant.	)

VERIFIED COMPLAINT PURSUANT TO 8 DEL. C. § 220

TO COMPEL INSPECTION OF BOOKS AND RECORDS

Plaintiff Blackwells Onshore I LLC (“Blackwells” or “Plaintiff”), by and through its undersigned counsel, upon knowledge as to itself and its own conduct, and upon information and belief as to all other matters, including publicly available information, alleges as follows:

NATURE OF THE ACTION

1. Blackwells, a stockholder of The Walt Disney Company (“Disney,” the “Company,” or “Defendant”), brings this action to enforce its right to inspect certain books and records of the Company under Section 220 of the Delaware General Corporation Law (“Section 220”). Pursuant to its Section 220 demand issued to the Company on March 20, 2024 (the “Demand”),1 Blackwells seeks books and records in order to determine whether wrongdoing, mismanagement, or breaches of fiduciary duty, including potential violations of disclosure obligations under the federal securities laws, have taken place in connection with Disney’s dealings with and disclosures related to ValueAct Capital Management, L.P. and its affiliates (collectively, “ValueAct”).

[1]	Ex. A, March 20, 2024 Letter from Charlson to Negre. The Company’s response letter is at Exhibit B.

2. On January 3, 2024, Disney issued a press release (the “Press Release”) announcing that the Company and ValueAct had “entered into a confidentiality agreement that enables the Company to provide information to and consult with ValueAct on strategic matters, including through meetings with the Disney Board and management.”2 The Press Release states that “ValueAct has confirmed it will support the Disney Board of Directors’ recommended slate of nominees for election to the Board at the 2024 Annual Meeting” and that Disney welcomes ValueAct’s “input as long-term shareholders,” noting the “very constructive” conversations that Disney had had with ValueAct “over the past year.”3

3. After issuing the Press Release, Disney repeatedly touted to stockholders ValueAct’s endorsement of the Board’s recommended slate of nominees for election to the Board at the 2024 Annual Meeting.4

4. Since Disney issued the Press Release, Blackwells has on numerous occasions called upon Disney to disclose additional details regarding the agreement with ValueAct discussed in the Press Release (the “Information-Sharing Agreement”) and Disney’s relationship with ValueAct, but, to date, the Company has not done so. As described in greater detail below, Disney’s failure to disclose any details of its dealings with ValueAct, including under terms of the Information-Sharing Agreement, raises a credible basis to suspect that these details reflect wrongful conduct that Disney and/or its Board wish to shield from disclosure.

5. For example, had ValueAct’s endorsement been based merely on ValueAct’s own impartial assessment of the respective candidates’ merits, why would ValueAct have deferred its endorsement until execution of the Information-Sharing Agreement? The timing of these events—and Disney’s refusal to explain any details about the arrangement beyond its vague statement that the arrangement allows Disney to “consult” with ValueAct on unspecified “strategic matters” for unspecified monetary and non-monetary consideration—raises a credible basis to infer that ValueAct’s endorsement may be the product of a corporate quid pro quo, some improper benefit to ValueAct, or other wrongdoing.

6. This credible basis to suspect wrongdoing is further supported by another aspect of the timing of events. The night before Disney’s issuance of the Press Release, Blackwells had told Disney’s Board of its intent to nominate director candidates at the 2024 Annual Meeting and shared with the Board the press release that Blackwells intended to release the next day. In an effort to front run Blackwells’ announcement, the Board rushed ahead with Disney’s Press Release, which included ValueAct’s endorsement, issuing the Press Release the next morning, before Blackwells’ press release.

[2]	See Ex. C, Soliciting Materials filed on Form DEFA14A by The Walt Disney Co. on January 3, 2024.

[3]	Id.

[4]	See, e.g., Exs. D, E, F, Soliciting Materials filed on Form DEFA14A by The Walt Disney Co. on February 1, February 5, and February 6, 2024.

7. Adding to Blackwells’ suspicions, ValueAct appears to have (a) managed Disney pension funds from at least 2013 to 2023, (b) been responsible in 2022 for managing more than $350 million in Disney pension fund assets, and (c) been paid perhaps as much as $95 million in fees for its money-management services to Disney. This longstanding ValueAct/Disney relationship—never disclosed by the Company in the Press Release or myriad public statements mentioning ValueAct thereafter—has been extended in a new form by the Information-Sharing Agreement. This supports a credible basis to suspect that Disney may have used its relationship with ValueAct to wrongfully influence ValueAct’s decision to endorse the Board’s preferred slate of directors, or to hide features of the ValueAct/Disney relationship that are not in the stockholders’ best interests.

8. Blackwells thus seeks to inspect corporate books and records to investigate its credible suspicion of wrongdoing regarding Disney’s dealings and disclosures related to ValueAct, to investigate the independence and disinterestedness of the Company’s directors and officers, and to evaluate whether it should bring a lawsuit against the Company or seek an audience with the Board to discuss its concerns.

PARTIES

9. Plaintiff Blackwells Onshore I LLC is a Delaware limited liability company with its business address at 400 Park Avenue, 4th Floor, New York, New York 10022. Blackwells owns and has owned common stock in the Company at all relevant times.

10. Defendant The Walt Disney Company is a Delaware corporation with its principal executive offices at 500 South Buena Vista Street, Burbank, California 91521.

FACTUAL ALLEGATIONS

A.	Disney issues the Press Release announcing both the Information-Sharing Agreement and ValueAct’s endorsement of the Board.

11. On January 3, 2024, during a contentious three-way proxy battle, the Company issued a Press Release announcing that it had entered into the Information-Sharing Agreement with ValueAct.5 While the Press Release itself acknowledges the existence of and suggests the materiality of the Information-Sharing Agreement, it included no details about the Information-Sharing Agreement whatsoever. It said nothing about the antecedents to the Information-Sharing Agreement, the information to be shared under the Information-Sharing Agreement, the Information-Sharing Agreement’s duration, or any monetary compensation or other consideration that ValueAct may receive in exchange for its alleged consultation services under the Information-Sharing Agreement. The Press Release also failed to specify the type of information that Disney would share with ValueAct, or on what terms.

[5]	Ex. C, Soliciting Materials filed on Form DEFA14A by The Walt Disney Co. on January 3, 2024.

12. The Press Release described ValueAct as a “long-term shareholder[  ]” 6 —a description that Disney itself showed to be misleading in a subsequent solicitation.7 The Press Release similarly did not disclose any other past or present relationship, financial or otherwise, between the two entities, much less any monetary or other consideration exchanged between Disney and ValueAct.

13. The Press Release concluded by announcing “ValueAct has confirmed it will support the Disney Board of Directors’ recommended slate of nominees for election to the Board at the 2024 Annual Meeting.”8

14. Before the Company issued the Press Release, Blackwells provided the Company with a draft of its notice to nominate three director candidates at the 2024 Annual Meeting and attendant press release. On January 2, 2024, Blackwells provided the Company with a courtesy copy of the press release it planned to issue the following day. After learning of Blackwells’ plan to announce on January 3, 2024, the Company issued the Press Release on the morning of January 3, ensuring that ValueAct’s endorsement was disseminated prior to the start of Blackwells’ proxy contest.

15. Then, after issuing the Press Release, the Company repeatedly touted to stockholders ValueAct’s endorsement of the Company’s recommended slate of nominees for election to the Board at the 2024 Annual Meeting.9 In response, Blackwells repeatedly called on the Company to provide additional disclosures related to the Information-Sharing Agreement and the Company’s relationship with ValueAct.10

[6]	Id.

[7]	See Ex. G, Soliciting Materials filed on Form DEFA14A by The Walt Disney Co. on March 11, 2024, at 47 (stating that ValueAct only became a Disney stockholder starting in “Summer 2023”).

[8]	Id.

[9]	See, e.g., Exs. D, E, F, Soliciting Materials filed on Form DEFA14A by The Walt Disney Co. on February 1, February 5, and February 6, 2024.

[10]	See, e.g., Exs. H, I, J, Soliciting Materials filed on Form DFAN14A by Blackwells Capital LLC on January 22, February 6, and February 16, 2024.

B.	Blackwells issues its First Demand.

16. On February 16, 2024, Blackwells submitted a demand under Section 220 to the Company (the “First Demand”) requesting to inspect books, records and documents concerning the ValueAct relationship and endorsement and the Information-Sharing Agreement. The purpose of the First Demand was to, among other things, “enable Blackwells, on behalf of itself, its affiliates, and the participants in its ongoing solicitation of stockholder proxies for the Annual Meeting, to assess whether (1) the Company’s solicitation of stockholder proxies for the Annual Meeting is proceeding without full and appropriate disclosure of the Information-Sharing Agreement, its context and related matters, and (2) the Company’s directors and members of senior management have breached one or more duties to stockholders such as their duty of candor to stockholders with respect to the Information-Sharing Agreement and public statements that have resulted from it.”11

17. On February 26, 2024, Disney responded to the First Demand, refusing to provide any of the information requested.12

C.	The remunerative relationship between Disney and ValueAct provides a credible basis to infer wrongdoing by Disney and the Board.

18. ValueAct managed millions of dollars’ worth of the Company’s pension fund assets—in fact, more than $350 million of pension assets as of December 31, 2022—for which the Company compensated ValueAct as far back as 2013.13 Based on ValueAct’s publicly disclosed fee structure, these fees could total perhaps as much as $95 million in the aggregate. 14 This relationship, which allegedly expired months before the execution of the Information-Sharing Agreement and ValueAct’s endorsement, was overseen by Disney’s Investment and Administrative Committee. This committee is composed of members of Disney’s executive and senior management teams, and which as of June 2023, was chaired by Disney’s Senior Executive Vice President and Chief Financial Officer. 15 The charter of the Compensation Committee of the Board also provides that committee, composed of Board members, with oversight authority over the pension fund that ValueAct was managing.16

[11]	Ex. K, February 16, 2024 Letter from Aintabi to Negre.

[12]	Ex. L, February 26, 2024 Letter from Orsini to Charlson.

[13]	See Ex. M, Schedule C to Form 5500 of The Walt Disney Company Retirement Plan Master Trust for fiscal years 2013 through 2022 (the most recent year for which a Form 5500 has been filed). Beginning in 2013, ValueAct has been disclosed on Schedule C of The Walt Disney Company Retirement Plan Master Trust’s Form 5500 as an entity receiving compensation in connection with services to the plan each year.

[14]	This estimate assumes a management fee of 2% of the current value of the investment and a performance-based fee of 20% of net profits, in line with the fee structure laid out in such Form ADV Part 2A. See Ex. N, ValueAct Cap. Mgmt., L.P., Form ADV Part 2A (Mar. 29, 2023).

[15]	See Exs. O, P, Q, The Walt Disney Co., Annual Report (Form 10-K) (Nov. 21, 2023), at 113; The Walt Disney Co., Exhibit 4.8 to Registration Statement (Form S-8) (Sept. 20, 2019), at 76; The Walt Disney Co., Annual Report (Form 11-K) (Jun. 22, 2023) (most recent SEC filing by Disney disclosing the chair of the Investment and Administrative Committee); see also Ex. R, March 22, 2024 Email from Marshall to Charlson (confirming the Investment and Administrative Committee’s role in ValueAct’s management of Disney’s pension fund assets); Ex. B, March 27, 2024 Letter from Orsini to Charlson (same).

[16]	See Ex. S, The Walt Disney Co., Compensation Committee Charter (Jun. 2013).

19. On March 11, 2024, the Board delivered an ISS presentation, titled “THE RIGHT BOARD, THE RIGHT STRATEGY: Disney’s Plan For Shareholder Value Creation” to ISS, seeking its endorsement for the incumbent Directors.17 In the ISS presentation, the Board acknowledged the potential for a material conflict of interest when a manager of Disney pension fund assets opines on an upcoming election of Directors.18

20. Specifically, the Board urged that the proxy contest of Trian Fund Management, L.P. (“Trian”) for two of the seats being sought by the Company’s slate of director nominees at the 2024 Annual Meeting was motivated not by an interest in advancing the Company’s and its stockholders’ best interests, but rather by “settl[ing] scores” because “Trian was terminated as an investment manager within Disney’s pension plan in 2021....”19

21. In light of the Board’s continued touting of ValueAct’s endorsement and potential wrongdoing and conflicts of interests, on March 12, 2024, counsel for Blackwells sent Disney’s counsel a message asking that the Company reconsider its rejection of the First Demand. To supplement its demand, Blackwells attached the March 11, 2024 press release and a slide deck detailing its findings regarding ValueAct.20

[17]	See Ex. G, Soliciting Materials filed on Form DEFA14A by The Walt Disney Co. on March 11, 2024.

[18]	Id. at 45.

[19]	Id.

[20]	Ex. T, March 12, 2024 Email from Charlson to Orsini.

22. Having received no response to its March 12, 2024 email to Disney’s counsel, Blackwells’ counsel, on March 18, 2024, sent the Company’s counsel a further message requesting a response.21

D.	Blackwells issues the Demand.

23. With no response from Disney to Blackwells’ repeated requests, and in light of increased concern about the ValueAct/Disney relationship, on March 20, 2024, Blackwells issued the Demand. The Demand requests to inspect the following records and documents of the Company for the period beginning January 1, 2023, and continuing until the date of production (the “Relevant Time Period”):

1.	The Information-Sharing Agreement.

[21]	Ex. U, March 18, 2024 Email from Charlson to Orsini.

2.	Without limitation to the Relevant Time Period, Board Materials[22] and Senior Management Materials[23] relating to or reflecting:

a.	any and all antecedents of the Information-Sharing Agreement, including without limitation (i) any prior drafts of the Information-Sharing Agreement, and (ii) any term sheet or draft term sheet of the Information-Sharing Agreement;

b.	the purpose(s) of the Information-Sharing Agreement;

c.	the reason(s) for or against entering into the Information-Sharing Agreement;

d.	the selection of ValueAct as the counterparty to the Information-Sharing Agreement (including the consideration of other potential counterparties);

e.	the timing of the Information-Sharing Agreement;

f.	the costs or expenses associated with entering into or performing the Company’s obligations under the Information-Sharing Agreement;

[22]	The term “Board Materials” means all documents, regardless of whether they are in hard copy or electronic form, that were prepared, provided, disseminated, or discussed in connection with, in anticipation of, or as a result of any meeting of the Board or any regular or specially created committee thereof (including, without limitation, all meeting minutes, agendas, transcripts, notes, summaries, presentations, Board packages, recordings, memoranda, charts, drafts of meeting minutes where final forms do not exist, exhibits distributed at meetings, or Board resolutions). This term also includes electronic communications—including, without limitation, email, text message, or other digital communications—sent to, received by, or copied to any member of the Board in connection with the subjects discussed in this letter.

[23]	The term “Senior Management Materials” means all documents and communications, regardless of whether they were ever provided to any member of the Board, provided to, considered by, discussed by, created by, and/or sent to or by any named executive officer of the Company—including by email, text message, or other digital-communication method such as instant messaging platforms.

g.	the information or any broad category thereof anticipated to be shared with ValueAct pursuant to the Information-Sharing Agreement;

h.	the implementation and actions to be taken or refrained from pursuant to the Information-Sharing Agreement;

i.	the decision to file the press release announcing the execution of the Information-Sharing Agreement with the SEC on Form DEFA14A;

j.	the decision to announce ValueAct’s commitment to support the Board’s recommended director nominees at the 2024 Annual Meeting in the same press release announcing the execution of the Information-Sharing Agreement; and

k.	the reason(s) for ValueAct’s commitment to support the Board’s recommended director nominees at the 2024 Annual Meeting.

3.	Without limitation to the Relevant Time Period, Board Materials and Senior Management Materials relating to or reflecting past or present relationship or dealing(s) between the Company and ValueAct or its affiliates, including without limitation:

a.	the nature and purpose(s) of any such relationship or dealing(s);

b.	the timing, including commencement and any termination, of any such relationship or dealing(s);

c.	the benefits received or costs or expenses incurred by the Company associated with any such relationship or dealing(s);

d.	the reason(s) for commencing or terminating any such relationship or dealing(s); and

e.	any consideration of any new relationship or dealing(s) with ValueAct that is not currently in effect.

4.	Any and all communications between the Board and/or senior management on the one hand and ValueAct on the other hand.

5.	All information shared with ValueAct under the Information-Sharing Agreement.

6.	All Board Materials and Senior Management Materials relating to or reflecting consideration of the propriety of making information differentially available to an individual stockholder.[24]

24. Blackwells’ purposes for the Demand are proper. Blackwells seeks to investigate and assess: (i) potential breaches of fiduciary duty and/or corporate wrongdoing, including potential violations of the federal securities laws, by members of the Board and senior management with respect to the Company’s dealings with and disclosures related to ValueAct; (ii) the independence and disinterestedness of the members of the Board in connection with its dealings with and disclosures related to ValueAct; (iii) the propriety of apparently differential provision of Company information to an individual stockholder; (iv) whether to bring a lawsuit related to any of the foregoing; (v) whether to seek an audience with the Board and/or senior management related to any of the foregoing; and (vi) whether to take other appropriate action, including raising with stockholders in connection with future stockholder elections, or at other appropriate times, the Board’s and/or management’s wrongdoing and/or breaches of fiduciary duties, including potential violations of federal securities laws, related to any of the foregoing.25

[24]	Ex. A, March 20, 2024 Letter from Charlson to Negre.

[25]	Id.

E.	Disney provides an inadequate response to the First Demand.

25. On March 22, 2024—five weeks after Blackwells issued the First Demand—the Company for the first time offered some substantive information in response to the First Demand.26 In an email from Disney’s outside counsel Joe Marshall (the “Marshall Email”), the Company stated that (1) ValueAct was appointed as a pension fund manager by Disney’s Investment and Administration Committee, not the Board; and (2) ValueAct was no longer managing the Disney pension fund when discussions related to the Information-Sharing Agreement began.

26. The Marshall Email falls far short of resolving Blackwells’ credible basis for concern that Disney engaged in corporate wrongdoing and/or breaches of fiduciary duty in connection with its dealings and disclosures with ValueAct.

27. On March 24, 2024, Blackwells replied to the Marshall Email, noting that the response lacked fundamental information regarding these issues. 27 Blackwells again urged the Company to make public disclosures of basic information regarding the ValueAct/Disney relationship.

[26]	Ex. R, March 22, 2024 Email from Marshall to Charlson.

[27]	Ex. V, March 24, 2024 Email from Charlson to Marshall.

F.	Disney rejects the Demand.

28. On March 27, 2024, the Company rejected the Demand (the “Response Letter”).28 In refusing to produce any books or records other than, potentially, a “targeted production” confirming that the agreement under which ValueAct had served as a manager of Disney pension funds had “expired months before any discussions about the Information-Sharing Agreement or this proxy contest,”29 the Company contradicted its own January 3 Press Release concerning the ValueAct relationship, as discussed below.

29. Indeed, the Response Letter heightened Blackwells’ concerns. The Response Letter dismisses the Demand based on the alleged fact that “the pension fund management agreement between the Company and ValueAct expired in July 2023, months before the Information-Sharing Agreement was signed and months before ValueAct stated its support for the Board’s slate.”30 Yet it ignores the fact that ValueAct and Disney had been in some form of consultative relationship continued prior to expiration of the pension fund management agreement. The Press Release, issued January 3, 2024, lauds ValueAct for the “very constructive” conversations between the most senior managers of ValueAct and Disney “over the past year.”31 Thus, Disney itself concedes that the Information-Sharing Agreement did not spring forth from nothing only after expiration of ValueAct’s asset-management agreement.

[28]	Ex. B, March 27, 2024 Letter from Orsini to Charlson.

[29]	Id.

[30]	Id. at 3.

[31]	Ex. C, Soliciting Materials filed on Form DEFA14A by The Walt Disney Co. on January 3, 2024.

30. Moreover, the reasons ValueAct’s asset-management agreement was left to expire are unanswered. Trian’s management of a far smaller portion of Disney pension assets ended only after several years of underperformance. But whether this was also true of ValueAct, or whether there was some other reason for ValueAct to step back from a highly lucrative arrangement managing Disney pension assets remains a mystery.

31. In short, the Response Letter reflects Disney’s continued efforts to conceal the true nature of its long-term relationship with ValueAct. And this, not whether the pension plan management arrangement is ongoing, forms part of the foundation for Blackwells’ credible basis for concern.

32. For at least these reasons, Disney’s rejection of the Demand is improper under Section 220.

*        *        *

33. Blackwells is entitled to inspect the categories of documents articulated in the Demand, and the Company has refused to produce the requested documents other than potentially producing a “targeted production confirming that the agreement whereby ValueAct served as a pension fund manager . . . expired months before any discussions about the Information-Sharing Agreement or this proxy contest.”32 Accordingly, Plaintiff seeks a summary order under Section 220(c) requiring Defendant to produce all of the Demand’s requested documents forthwith.

[32]	Ex. B, March 27, 2024 Letter from Orsini to Charlson.

COUNT I:

(Inspection of Books and Records Under 8 Del. C. § 220)

34. Plaintiff repeats and realleges all of the preceding allegations as if fully set forth herein.

35. On March 20, 2024, Plaintiff served upon the Company a written demand for the inspection of the books and records identified in the Demand.

36. Plaintiff has fully complied with all the requirements of Section 220 with respect to the form and manner of making demands for the inspection of the Company’s books and records.

37. Plaintiff’s Demand for inspection is made for proper purposes as detailed above, which are reasonably related to Plaintiff’s interests as a stockholder of the Company. The documents identified in the Demand are essential to those proper purposes.

38. The Company has failed to provide Plaintiff with appropriate access to the books and records requested in the Demand.

39. By reason of the foregoing and pursuant to Section 220, Plaintiff is entitled to a summary order permitting Plaintiff to inspect and make copies of the books and records identified in the Demand.

40. Plaintiff has no adequate remedy at law.

PRAYER FOR RELIEF

WHEREFORE, Plaintiff prays for the following relief:

A.	An order compelling the Company to permit the inspection and copying of each and every book and record requested by Plaintiff’s Demand immediately;

B.	An order compelling the Company to provide a log of all documents withheld from production based on any claim of privilege or immunity and retaining jurisdiction to consider any challenge to those assertions or privilege or immunity;

C.	An order directing the Company to pay Plaintiff’s costs and expenses, including reasonable attorney fees, incurred in connection with Plaintiff’s Demand and any related litigation; and

D.	Such other relief as this Court deems just and appropriate.

YOUNG CONAWAY STARGATT
& TAYLOR, LLP

OF COUNSEL:	/s/ Elena C. Norman
VINSON & ELKINS LLP	Elena C. Norman (No. 4780)
James M. Yoch, Jr. (No. 5251)
Michael L. Charlson	Alberto E. Chávez (No. 6395)
555 Mission Street, Suite 2000	Michael A. Carbonara, Jr. (No. 6769)
San Francisco, CA 94105	Rodney Square
(415) 979-6900	1000 North King Street
Wilmington, Delaware 19801
Robert P. Ritchie	(302) 571-6600
K. Virginia Burke DeBeer
2001 Ross Avenue, Suite 3900	Attorneys for Plaintiff Blackwells
Dallas, TX 75201	Onshore I LLC
(214) 220-7700

Date: March 28, 2024

Exhibit 2

BW BLACKWELLS CAPITAL

LETTERS & PRESENTATIONS | CAMPAIGN VIDEOS | OUR NOMINEES | HOW TO VOTE | IMPORTANT MATERIALS | VALUEACT CONFLICT | CONTACT

February 6, 2024

Blackwells Definitive Proxy

DISNEY LITIGATION

March 28, 2024

Blackwells Complaint Against Disney Regarding the ValueAct Support Agreement

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